Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784

FISHER ANNOUNCES FIRST QUARTER RESULTS

SEATTLE, WASHINGTON—APRIL 23, 2003—Fisher Communications (NASDAQ:FSCI) today reported results for the first quarter of 2003. Loss from continuing operations for the three months ended March 31, 2003 was $3,078,000, or $.36 per share, compared with a loss from continuing operations for the first quarter of last year amounting to $8,034,000, or $.94 per share. Including a loss from discontinued operations of $18,297,000, first quarter 2003 consolidated net loss was $21,375,000, or $2.49 per share. Net loss for the three months ended March 31, 2002 was $7,758,000.

As previously announced in January, the company entered into an asset purchase agreement for the sale of its two television stations located in Georgia. Completion of the sale is subject to FCC approval, receipt of consents to assignment of certain material agreements, and satisfaction of other customary closing conditions. The operating results of the station for the first quarter, as well as the estimated loss on the sale, are reported as discontinued operations.

Results for the first quarter of 2002 included loss from extinguishment of long-term debt amounting to $2,058,000, after income tax effects, as a result of expensing deferred loan costs relating to loans that were repaid in March 2002.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended March 31
(in thousands, except per share amounts) Unaudited	2003	2002
Revenue
Broadcasting	$28,804	$27,979
Media services	4,084	1,632
Real estate	1,906	2,244

	34,794	31,855

Costs and expenses
Cost of products and services sold	17,494	16,394
Selling expenses	6,366	4,143
General and administrative expenses	10,159	10,335
Depreciation and amortization	4,799	4,480

	38,818	35,352

Loss from operations	(4,024)	(3,497)

Net loss on derivative instruments	(242)	(725)

Loss from extinguishment of long-term debt		(3,264)

Other income, net	4,801	587

Equity in operations of equity investees	4	(1)

Interest expense	(5,536)	(4,566)

Loss from continuing operations before income taxes	(4,997)	(11,466)

Provision for federal and state income taxes (benefit)	(1,919)	(3,432)

Loss from continuing operations	(3,078)	(8,034)

Income (loss) from discontinued operations, net of income tax
Real estate operations sold		12
Georgia television stations	(18,297)	264

Net loss	$(21,375)	$(7,758)

Income (loss) per share:
From continuing operations	$(0.36)	$(0.94)
From discontinued operations	(2.13)	0.04

Net loss per share	$(2.49)	$(0.90)

Income (loss) per share assuming dilution:
From continuing operations	$(0.36)	$(0.94)
From discontinued operations	(2.13)	0.04

Net loss per share	$(2.49)	$(0.90)

Weighted average shares outstanding	8,594	8,592

Weighted average shares outstanding assuming dilution	8,594	8,592

NOTE: Certain prior year balances have been reclassified to conform to the 2003 presentation.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands) Unaudited	March 31 2003	December 31 2002
Assets
Current assets	$60,232	$87,906
Marketable securities, at market value	104,993	107,352
Other assets	199,207	229,856
Property, plant and equipment, net	209,941	214,912

Total assets	$574,373	$640,026

Liabilities and Stockholders' Equity
Current liabilities	$27,545	$27,085
Long-term debt, net of current maturities	258,424	286,159
Deferred income taxes	49,899	63,167
Other liabilities	23,526	25,826

Total liabilities	359,394	402,237

Stockholders' equity	149,579	170,952
Accumulated other comprehensive income—net of income taxes	65,400	66,837

Total stockholders' equity	214,979	237,789

Total liabilities and stockholders' equity	$574,373	$640,026

CONSOLIDATED STATEMENT OF

COMPREHENSIVE INCOME

	Three months ended March 31
(in thousands) Unaudited	2003	2002
Net loss	$(21,375)	$(7,758)
Other comprehensive income:
Unrealized gain on marketable securities	904	3,254
Effect of income taxes	(317)	(1,139)
Net gain on interest rate swap		835
Effect of income taxes		(292)
Loss on settlement of interest rate swap reclassified to operations, net of income tax benefit of $923		1,713
Unrealized gain on marketable securities reclassified to operations, net of income tax benefit of $1,090	(2,024)

Comprehensive loss	$(22,812)	$(3,387)